EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-44562, 333-80931, 333-53083, 333-92080 and 333-107096) pertaining to (i) the 1997 Equity Incentive Plan, (ii) the Employee Stock Purchase Plan, and (iii) the 1997 Non-Employee Directors’ Stock Option Plan, and in the Registration Statement (Form S-3 No. 333-60135) and related Prospectus, of our report dated February 13, 2004, with respect to the consolidated financial statements and schedule of Gene Logic Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/S/ ERNST & YOUNG LLP

Baltimore, Maryland
March 11, 2004